EXHIBIT 5.1

January 22, 2016

Securities and Exchange Commission
450 5th Street, N.W., Judiciary Plaza
Washington, DC 20549
Re:     Cavco Industries, Inc.: Registration of 300,000 Shares of Common Stock of Cavco     Industries, Inc. under the Cavco Industries, Inc. 2005 Stock Incentive Plan.
Ladies and Gentlemen:
As counsel to Cavco Industries, Inc. (the “Corporation”), I am familiar with the Cavco Industries, Inc. 2005 Stock Incentive Plan (the “Plan”) and the proposed offer and sale of up to 300,000 additional shares (the “Plan Shares”) of Common Stock, $0.01 par value per share, of the Corporation pursuant to the Plan.
I have also made such further investigations as I have deemed necessary to express the opinions herein stated.
I am of the opinion that the Plan Shares, which are hereafter issued upon exercise or vesting of options duly granted or restricted stock or stock units duly awarded under and in accordance with the terms of the Plan, will, upon the payment of the consideration therefore required by the terms of the Plan, be duly and validly issued, fully paid and non-assessable.
I consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Plan Shares, and to any references to me in such Registration Statement.

Very truly yours,

/s/ James P. Glew
James P. Glew General Counsel